Exhibit 35.1

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Home Equity Loan Trust (USA) 2007-1

I, Dennis J. Mickey, Senior Vice President, Chief Operating Officer – Treasury of HSBC Finance Corporation (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.10(a) of the Pooling and Servicing Agreement, dated as of April 26, 2007 (the “Agreement”), among HSBC Home Equity Loan Corporation I, as Depositor, the Company, as Servicer, HSBC Bank USA, National Association, as Administrator, and U.S. Bank National Association, as Trustee, hereby certify that:

1.	A review of the activities of the Company from April 26, 2007 through December 31, 2007 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 3rd day of March 2008.

HSBC Finance Corporation

By: /s/ Dennis J. Mickey

Name: Dennis J. Mickey

Title: Senior Vice President,

Chief Operating Officer – Treasury